EXHIBIT 99.1

Orient-Express Hotels Ltd.

22 Victoria Street

Hamilton, Bermuda

HM 12

November 16, 2007

J. Robert Lovejoy, Esq.

Groton Partners LLC

640 Fifth Avenue, Suite 1700

New York, NY 10019

Dear Mr. Lovejoy:

Orient-Express Hotels Ltd., a Bermuda company (“OEHL”), proposes to file with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations adopted by the Commission thereunder, a registration statement on Form S-8 relating to the proposed offer and sale of up to 1,000,000 shares (the “Shares”) of the class A common shares of OEHL and 1,000,000 attached preferred share purchase rights (the “Rights”).  Up to 500,000 of the Shares and Rights are issuable from time to time upon the exercise of options granted under the Orient-Express Hotels Ltd. 2004 Stock Option Plan, as amended, and up to 500,000 of the Shares and Rights are issuable from time to time under the 2007 Performance Share Plan.  Such registration statement at the time it becomes effective, including all exhibits and documents incorporated therein by reference, is hereinafter referred to as the “Registration Statement.”  The term “Prospectus” as used herein means any prospectus relating to either of the abovementioned plans and meeting the requirements of Part I of Form S-8.

Under Section 6(a) of the Securities Act, the Registration Statement is required to be signed by, among other persons, OEHL’s duly authorized representative in the United States (“Authorized U.S. Representative”).  OEHL has requested that you act as such authorized representative and that you sign the Registration Statement in such capacity, and you have agreed so to act and sign on condition that OEHL furnish to you the indemnification provided for in this Agreement.  Accordingly, in consideration of the foregoing, and in order to induce you to act as Authorized U.S. Representative and to sign the Registration Statement in such capacity, OEHL hereby agrees to indemnify and hold you harmless against and from any and all losses, claims, damages (including punitive or exemplary) judgments, penalties, fines and liabilities, joint or several (including, subject to the provisions of the next paragraph below, any costs of investigation incurred in connection with the defense of, any legal and other fees and expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted or appeal thereof, whether civil, criminal, administrative, investigative or otherwise) (collectively, “Losses”), asserted against or incurred by you, insofar as such Losses arise out of or are based on any actual or alleged event, act, omission, statement, misstatement or occurrence related to the fact that you are or were the Authorized U.S. Representative.  Fees and expenses incurred by you in connection with any action, suit or proceeding involving you and for which you are indemnified hereunder shall be paid by OEHL as they are incurred by you, and in any event in advance of the final disposition of such action, suit or proceeding.  OEHL shall reimburse you for any fees and expenses you incur in connection with enforcing your rights under this Agreement against OEHL.

If you propose to assert the right to be indemnified under this Agreement, you will notify OEHL, promptly after receipt of notice of commencement of any, or notice of any threatened,  action, suit or proceeding against you in respect of which a claim for indemnification is to be made against OEHL hereunder, of the commencement of or threatening of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify OEHL of such action, suit or proceeding shall not relieve OEHL from any liability which it may have to you under this Agreement.  In case any such action, suit or proceeding shall be brought against you and you shall notify OEHL of the commencement thereof, you shall be entitled to select your own counsel, and the fees and expenses of such counsel shall be paid directly by OEHL.  OEHL shall be entitled to participate in, and, to the extent that it shall wish, to assume, the defense of such action, suit or proceeding, with counsel satisfactory to you, and after notice from OEHL to you of its election so to assume the defense thereof, OEHL shall not be liable to you for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by you in connection with the defense thereof.  You shall continue to have the right to employ counsel in any such assumed action, but the fees and expenses of such counsel shall be at your expense unless (i) your employment of counsel has been authorized by OEHL, or (ii) you shall have reasonably concluded that there may be a conflict of interest between OEHL and you in the conduct of the defense of such action (in which case OEHL shall not have the right to direct the defense of such action on your behalf), or (iii) OEHL shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of OEHL.  OEHL shall not be liable for the settlement of any action or claim effected without its consent.  OEHL shall not settle any action, suit or proceeding in any manner without your written consent.

To the extent the indemnification provided by OEHL to you hereunder is unavailable or insufficient in respect of any Losses, then OEHL, in lieu of indemnifying you, shall contribute to the amount paid or payable by you as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by OEHL on the one hand and you on the other hand from serving as the Authorized U.S. Representative and (ii) if the allocation provided by the preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the preceding clause (i) but also the relative fault of OEHL on the one hand and you on the other hand in connection with the events, acts, omissions, statements, misstatements or occurrences that resulted in such Losses as well as any other relevant equitable considerations.

This Agreement has been and is made solely for the benefit of you and your legal representatives, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be unaffected.

All notices and communications hereunder shall be in writing and mailed or delivered, or by telephone or telegraph if subsequently confirmed in writing, to you at Groton Partners LLC, 640 Fifth Avenue, Suite 1700, New York, NY 10019, and to OEHL at 22 Victoria Street, Hamilton HM 12, Bermuda, Attention: Secretary.

Please confirm that the foregoing correctly sets forth the agreement between us.

Very truly yours,

ORIENT-EXPRESS HOTELS LTD.

	By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and Secretary

CONFIRMED:

/s/ J. Robert Lovejoy
J. Robert Lovejoy